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                                                                    Exhibit 23.3

                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 6, 1998, in the Registration Statement Form S-3
No.           and the related Prospectus of Philips International Realty
Corp. (the "Company") for the registration of shares of its common stock, preferred stock, warrants and depository shares.

We also consent to the incorporation by reference therein of our reports dated
(i) March 6, 1998, with respect to the financial statements and schedule of Philips International Realty Corp. for the period of July 16, 1997 (inception) to December 31, 1997; (ii) March 6, 1998, with respect to the balance sheet of Philips International Realty, L.P. as of December 31, 1997, (iii) March 6, 1998, with respect to the balance sheet of the Property Partnerships as of December 31, 1997; (iv) March 6, 1998, with respect to the combined financial statements of the Philips Company as of December 31, 1996 and for the related combined statements of income, owners deficit and cash flows for each of the three years in the period ended December 31, 1997; and (v) March 6, 1998, with respect to the combined statements of revenues and certain expenses of the Merrick Commons and Mill Basin Plaza Properties included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP
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Ernst & Young LLP
New York, New York
February 10, 1999